Exhibit 99.1

     ASTORIA FINANCIAL CORPORATION TO ANNOUNCE FIRST QUARTER EARNINGS & HOST
                        CONFERENCE CALL ON APRIL 21, 2005

    LAKE SUCCESS, N.Y., April 6 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report first quarter earnings on Thursday, April 21, 2005 at approximately 8:00 a.m. Eastern Time
(ET). A copy of the news release will be immediately available on its web site, http://www.astoriafederal.com.

    The Company also announced that George L. Engelke, Jr., Chairman, President & CEO of Astoria will host an earnings conference call on Thursday afternoon at 3:30 p.m. (ET), April 21, 2005.

    Toll-free dial-in:      (800) 269-6183
    International dial-in:  (719) 457-2682

    A simultaneous webcast of the conference call will also be available on the Company's web site at http://www.astoriafederal.com and will be archived for one year.

    A telephone replay of the conference call will be available on April 21, 2005 from 7 p.m. through Friday, April 29, 2005, 11:59 p.m.

    Replay #  (Domestic):       (888) 203-1112  -  Passcode: 3750147
    Replay #  (International):  (719) 457-0820  -  Passcode: 3750147

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $23.4 billion is the fifth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.3 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

SOURCE  Astoria Financial Corporation
    -0-                             04/06/2005
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com /
    /Web site:  http://www.astoriafederal.com /